Staffing 360 Solutions Announces the Appointment of Two Independent Directors and Additions to Senior Management Team

Former Robert Half International Managing Director, Jeff Grout, and Seasoned Finance Executive, Robert Weingarten to Serve as New Independent Directors

New York, NY – March 4, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare, and cybersecurity industries, today announced the appointment of two independent directors, as well as several additions to the company’s senior management team.

Staffing 360’s new independent directors include Jeff Grout, the former UK Managing Director of Robert Half International who is now a successful business speaker and consultant, and Robert Weingarten, an experienced financial executive who has served as an advisor, Chairman of the board of directors and Chief Financial Officer to various U.S. traded public companies.

“I’m pleased to announce these two significant appointments to our board of directors,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “With their years of industry knowledge and public company experience, both Jeff and Robert bring considerable expertise in their respective fields. As we continue to grow through acquisitions, Staffing 360 Solutions is assembling a formidable team as we pursue our publicly stated objective of $300 million in revenues over the next several years. The addition of two independent directors and the creation of our various board committees will position us to apply for uplisting to an exchange in the latter part of this year.”

Mr. Grout was, until 2000, UK Managing Director of Robert Half International, the largest specialist recruitment consultancy in the world. He remained with Robert Half International for almost 21 years and grew the UK operation from two offices and 12 staffing employees into a business with a domestic turnover of £65 million, 18 offices and over 350 staffing employees. His accumulated expertise in all aspects of recruitment means that he is often in demand as a commentator, columnist and speaker. He has appeared on television and has participated in numerous radio programs. Jeff collaborated with the BBC in producing an interview training video and has run seminars for a number of leading companies, including Marks & Spencer, Lloyds Bank, British Airways, Merrill Lynch, Guinness and Lever Brothers. Mr. Grout is currently listed as one of the top “100 Best Business Speakers in Britain.” Mr. Grout is a graduate of the London School of Economics.

Mr. Weingarten has, since 1979, provided financial high level consulting and advisory services to numerous public companies in various stages of development, operation or reorganization. Over the years, Mr. Weingarten has participated in the design, coordination and implementation of various initial public offerings and reverse mergers, financings and business transactions in a wide variety of industries. Mr. Weingarten is Chairman of New Dawn Mining Corp., where he orchestrated the company’s listing on the Toronto Stock Exchange, as well as subsequent equity financings aggregating approximately $10 million. He is also currently the CFO and Director of Cortex Pharmaceuticals, Inc. a public drug development company. Previously, Mr. Weingarten was the CFO and Director of BioCybernetics International, Inc., CFO of Peer Media Technologies, Inc. (formerly ARTISTdirect, Inc.); and YouthStream Media Networks. Mr. Weingarten graduated with a BA in Accounting from the University of Washington in 1974, and an MBA from the University of Southern California in 1975. Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California.

In addition to the Company’s new independent directors, Staffing 360 Solutions made various adjustments and additions to its senior management team. The Company’s expanded team now includes: Darren Minton, President of Trilogy Capital Partners, Inc. and private equity firm TRIG Capital Group, as the Company’s new Executive Vice President; Wade Pearson, former Senior Vice President of NASDAQ-listed staffing firm Hudson Global, Inc., as the Company’s new Senior Vice President of Finance; and Nick Koutsivitis, former auditor at a New York-based certified public accounting firm, as the Company’s Controller. Allan Hartley, former Co-CEO of the Company, resigned to pursue other business activities. Matt Briand, former Co-Chief Executive Officer is now the Company’s sole Chief Executive Officer.

“We are excited to make these appointments during this transformational time in our company's growth and evolution,” said Alfonso Cervantes, Vice Chairman and President of Staffing 360 Solutions. “Our enhanced senior management, along with Jeff and Robert as our new independent directors, will make our company more competitive as we continue to progress from a young staffing company to a truly global enterprise with experienced leaders guiding each functional area of the company.”

Matt Briand, the Company’s CEO, concluded, “These key additions to our board and management team will help Staffing 360 Solutions grow into a major public company, while simultaneously supporting our overriding commitment to growth in revenues, earnings and ultimately shareholder value.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

A.J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com